Exhibit 10.24

DESCRIPTION OF DIRECTOR COMPENSATION
We do not pay any additional cash compensation to management employees who serve as directors. In addition, no director who is employed by the Company may serve on any Board committee.
Cash Compensation for Non-Employee Directors
Non-employee directors are entitled to receive the following cash compensation:

Annual Cash Retainer
Lead Director	$59,500
All Other Non-Employee Directors	$34,500
Annual Cash Stipend for Committee Chairman
Audit Committee	$22,500
Compensation Committee	$18,000
Nominating/Corporate Governance Committee	$16,000
Annual Cash Stipend for Committee Service (other than as Chairman)
Audit Committee	$10,000
Compensation Committee	$8,000
Nominating/Corporate Governance Committee	$8,000
Equity Compensation
Equity compensation for our non-employee directors consists of:

Annual Grant of Restricted Stock, Restricted Units or Deferred Stock Credits	$40,000
Stock Options	One-time grant of 14,000 shares upon election to Board of Directors; annual grant of 7,000 shares thereafter.
Perquisites and Personal Benefits
All non-employee directors receive $50,000 of life insurance coverage, which is paid for by the Company. Beginning in Fiscal 2012, directors no longer receive tax reimbursements for income imputed to them for the premiums we pay for life insurance coverage. We also reimburse directors for customary travel and related expenses for their attendance at Board or committee meetings.
Deferred Fee Plan
We have a Deferred Fee Plan for outside directors (the “Deferred Fee Plan”). On an annual basis, our non-employee directors may elect to defer payment of all or a portion of the cash fees they are entitled to receive from the Company for their services as a director or committee member all of which amounts will be credited as stock credits under the Directors Stock Incentive Plan (described below).

Directors Stock Incentive Plan
Under the Directors Stock Incentive Plan, any non-employee director may elect (i) to receive shares of the Company’s capital stock in lieu of all or a portion of any cash compensation they are otherwise entitled to receive or (ii) to have stock credits credited to an account established by the Company for such participating director.
If a non-employee director elects to receive shares of the Company’s capital stock in lieu of all or a portion of the compensation otherwise payable to such director, the director will receive, on the date that the compensation otherwise would have been paid, the number of shares of capital stock of the Company that could have been purchased on that date based on the amount of compensation subject to the election and the fair market value of the Company’s capital stock on that date.

If a non-employee director makes a stock credit election, an account established for the non-employee director and maintained by the Company is credited with that number of stock credits equal to the number of shares of capital stock that could have been purchased with the amount of compensation subject to a stock credit election based on the fair market value of the Company’s capital stock on the day that the compensation would have been paid to the non-employee director. Dividend equivalents are credited to the account of any director who has elected to receive stock credits in lieu of compensation. Dividend equivalents are calculated at the same rate as the current dividend; there is no preferential or above-market earnings potential for deferrals into stock credits. In the event of a change in control, issued and outstanding shares of capital stock equal to the aggregate number of stock credits in each non-employee director’s stock credit account would be contributed to a deferred compensation trust (a so-called “Rabbi Trust”) established by the Company and administered by an independent trustee. Generally, unless a director has selected a different payment option, as permitted under the plan, the director will receive upon his Separation from Service (as defined in the plan) that number of shares of the Company’s capital stock equal to the whole number of stock credits in such director’s account and cash equal to the fractional stock credits in such account multiplied by the fair market value of the Company’s capital stock as of the date of the director’s Separation from Service.
Matching Gifts Program
Directors are eligible to participate in our Matching Gifts Program, which is also generally available to all U.S. employees. Under the program, the Kennametal Foundation will match gifts to qualified institutions on a dollar-for-dollar basis up to $5,000 per calendar year.